From the President

July 29, 2013

TO: All Members

SUBJECT: Second Quarter Financial Results, Dividend Payment and Excess Capital Stock Repurchase

I am pleased to advise you of the following announcements in the attached news release:

•	Net income of $32.0 million for the second quarter of 2013, compared to $23.2 million in the second quarter of 2012

•	A dividend of 1.00 percent annualized, compared to 0.29 percent last quarter

•	Repurchase of all remaining excess capital stock

•	Regular monthly repurchases of excess capital stock, beginning in August

These are important milestones for the Bank. Taken together, they paint a picture of strong performance and continuing progress. Please see the news release for additional details on our unaudited financial results for second quarter.

Dividend Payment
The dividend will be calculated on stockholders’ average capital stock held during the period April 1 to June 30, 2013, and will be credited to your demand deposit account (DDA) tomorrow, July 30. Based on our performance, the Board of Directors declared the dividend of 1.00 percent annualized, which is a significant increase over prior quarters.

Excess Capital Stock Repurchase
The Bank will repurchase all remaining excess capital stock tomorrow, July 30. Using member capital stock amounts from close of business today, we will credit your DDA tomorrow, July 30, for any excess capital stock outstanding.

Going forward, we plan to repurchase all excess capital stock outstanding on a monthly basis, beginning in August. The repurchases will occur on the third Wednesday of each month based on your stock position as of the preceding day. The first repurchase will occur on Wednesday, August 21 and will be based on August 20 stock balances.

As a reminder, our quarterly conference call is scheduled for Friday, August 2, at 9:30 a.m. If you have yet to register, you may do so by clicking here. Should you have questions regarding these announcements, please contact your relationship manager or me directly.

Sincerely,

Winthrop Watson
President and Chief Executive Officer